SUPPLEMENT NO. 4FILED PURSUANT TO RULE 424(b)(3)

TO PROSPECTUS DATED FEBRUARY 6, 2024REGISTRATION FILE NO. 333-275625

1 Pointe Drive, Suite 205
Brea, California 92821

(800) 753-6742

SUPPLEMENT NO. 4

TO PROSPECTUS DATED FEBRUARY 6, 2024

2024 CLASS A DEBT CERTIFICATES

$200,000,000

This Supplement No. 4 for the 2024 Class A Debt Certificates Prospectus dated February 6, 2024 (the “Prospectus”), supplements, updates, and includes information which forms a part of our registration statement on Form S-1 (No. 333-275625). This Supplement No. 4 dated May 1, 2025, is intended to update the Ministry Partners Investment Company, LLC (“We”, “Our”, “Us” or the “Company”) Prospectus dated February 6, 2024, to disclose an update to the interest rate spreads used to determine the interest rates paid on our Fixed Series Notes.

This Supplement should be read in conjunction with the Company’s Prospectus dated February 6, 2024, as well as Supplement No. 2 dated March 7, 2024 and Supplement No. 3 dated September 3, 2024. The Prospectus is not complete without this Supplement No. 4. This Supplement should not be used other than with the Prospectus.

The information contained in this Supplement supersedes any conflicting information contained in the Prospectus dated February 6, 2024, Supplement No. 1 dated February 23, 2024, Supplement No. 2 dated March 7, 2024 and Supplement No. 3 dated September 3, 2024.

INVESTING IN THESE NOTES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 28 OF THE PROSPECTUS FOR MORE INFORMATION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Supplement No 4 to the Prospectus Dated February 6, 2024Page1 of 2

On page 47 of the Prospectus titled “The Fixed Spread Grid”, please insert the following updated information:

Fixed Series Certificate at Category	Required Minimum Purchase	12 Month	18 Month	24 Month	36 Month	48 Month	60 Month
Fixed 1	$1,000	0.50%	0.50%	0.50%	0.60%	0.60%	0.70%
Fixed 25	$25,000	0.75%	0.75%	0.75%	0.80%	0.85%	0.90%
Fixed 50	$50,000	0.90%	0.95%	0.95%	1.00%	1.05%	1.10%
Fixed 100	$100,000	1.15%	1.15%	1.15%	1.25%	1.25%	1.35%

Supplement No 4 to the Prospectus Dated February 6, 2024Page2 of 2